Exhibit 99.1

[LOGO APPEARS HERE]

UNIVERSAL CORPORATION

P.O. Box 25099 Richmond, VA 23260  ☐  phone: (804) 359-9311  ☐  fax (804) 254-3594

P R E S S    R E L E A S E

C O N T A C T	R E L E A S E

Karen M. L. Whelan	4:00 p.m. Eastern Time
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

ALLEN B. KING NAMED UNIVERSAL’S CHAIRMAN OF THE BOARD

Richmond, VA, October 28, 2003 / PRNEWSWIRE

Universal Corporation’s Board of Directors has elected Allen B. King, currently President and Chief Executive Officer, to succeed Henry H. Harrell as Chairman of the Board, with immediate effect. Mr. Harrell had previously announced his intention to retire at this year’s Annual Meeting and did not stand for reelection to the Board.

Mr. King has been with Universal since 1969, and began his career in the areas of finance and international operations. He became Vice President of Universal Corporation in 1987, was elected Executive Vice President in October 1989, President in 1991, and President and Chief Operating Officer in December 1992. He became President and Chief Executive Officer on January 1, 2003.

Mr. King noted, “I am honored that the Board of Directors has selected me as Chairman. I have worked closely with Henry Harrell for over 26 years, and during this time, we have had a truly unique relationship. Henry’s management style has been one of inclusion and consensus building and I look forward to following his example. We congratulate him on an outstanding career and wish him a long, healthy and happy retirement.”

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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